Exhibit 99.01

SILICON IMAGE REPORTS RECORD FIRST QUARTER 2004 REVENUES

Selected Q1 Highlights:

•                  Revenue of $35.9 million for the quarter, a sequential increase of 18.2 percent and a 45.3 percent increase over the year ago quarter

•                  GAAP net loss was $7.9 million, or $0.11 per basic and diluted share, and compares to a net income of $3.2 million, which included a one time gain on escrow settlement of shares of $4.6 million, or $0.05 per basic share and $0.04 per diluted share for the year ago quarter

•                  Pro-forma* net income was $4.7 million or $0.06 per diluted share, a year-to-year improvement of $4.3 million

•                  All three product lines, which include their respective licensing and royalty revenues, grew sequentially: Storage (including systems) at 26 percent; CE at 23 percent; and PC at 4 percent

•                  Added 29 new High-Definition Multimedia Interface™ (HDMI™) licensees; licensees now total approximately 90

SUNNYVALE, Calif., April 20, 2004 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in multi-gigabit semiconductor solutions for the secure transmission and storage of rich digital media, today reported financial results for its first quarter ended March 31, 2004.

Silicon Image achieved record revenue of $35.9 million for the first quarter.  This was an increase of 18.2 percent over revenue of $30.3 million achieved in the fourth quarter of 2003, and was an increase of 45.3 percent over revenue of $24.7 million in the first quarter of 2003.

Net loss under Generally Accepted Accounting Principles (GAAP), which includes stock compensation expense, amortization of intangible assets, and patent defense costs was $7.9 million, or $0.11 per basic and diluted share, for the quarter ended March 31, 2004.  This compares to a net loss of $5.3 million, or $0.07 per basic and diluted share, for the previous quarter, and a net income of $3.2 million, or $0.05 per basic share and $0.04 per diluted share, for the first quarter of 2003.

First quarter pro-forma net income was $4.7 million, or $0.06 per diluted share, and was calculated excluding a non-cash charge for stock compensation ($12.1 million, resulting from options granted and re-priced in prior years), a non-cash expense for the amortization of intangible assets ($0.4 million) and cash legal expenses associated with the patent litigation against Genesis Microchip ($0.2 million).  This compares to a pro-forma net income of $2.3 million, or $0.03 per diluted share, for the fourth quarter of 2003, and a pro-forma net profit of $0.4 million, or $0.01 per diluted share, for the first quarter of 2003.

Commenting on the results, David Lee, Silicon Image’s chairman and chief executive officer, said, “Attention to our three corporate initiatives centered on customer focus, strategic alignment and operational excellence continue to propel our business to new heights.  We achieved record financial results – both on the top line as well as the pro-forma bottom line.  We saw revenues expand 18 percent sequentially and the adoption of HDMI accelerate as evidenced by the record 29 new licensees added for the quarter.  In general, our business outlook remains strong and we look forward to setting new records.”

“We have worked hard over the last few years to achieve diversification, growth and improved profitability, added, Silicon Image’s chief financial officer Robert Gargus.  “Our efforts are definitely yielding results.  Revenues are balanced, with each of the three product lines contributing $9.7 to $13.7 million in revenue.  Furthermore, each of the product lines is growing, and our cash and short-term investment balance improved $12.4 million last quarter.  I am particularly pleased that our pro-forma profitability achieved a respectable 13.2% of revenues during the first quarter.”

The company will host a conference call at 2:00 p.m. PST today to discuss its first quarter 2004 results and business outlook.  The call will be broadcast over the Internet and can be accessed on

the investor relations site located at www.siliconimage.com.   A replay of the conference call will be available on this site until 12:00 p.m. PST on May 1, 2004.

* Pro-forma net income or loss represents net income or net loss, exclusive of stock compensation expense, amortization of intangible assets, patent defense costs, acquisition integration costs, restructuring costs, and gains on escrow settlement.

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability.  With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics, and storage.  Silicon Image is a leader in the global PC/display arena with its innovative digital interconnect technology and is now emerging as a leading player in the fields of storage and consumer electronics by offering robust, high-bandwidth semiconductors.  For more information on Silicon Image, visit www.siliconimage.com

Safe Harbor Statement

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to future financial results, and business outlook.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.  In particular, future demand in PC, display, consumer electronics and storage markets may differ from current expectations, adversely affecting expected future results for the company, new product introductions may not be timely or successful, and standards may not be adopted at the rates anticipated.  In addition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Results” in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by Silicon Image with the SEC.  Silicon Image assumes no obligation to update this forward-looking information.

SILICON IMAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP BASIS)

	Three Months Ended
	(unaudited)
(In thousands, except per share amounts)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Revenue:
Product	$32,050	$27,421	$19,722
Development, licensing and royalties	3,808	2,906	4,954
Total revenue	35,858	30,327	24,676

Cost and operating expenses:
Cost of product revenue	13,363	13,267	11,190
Research and development	10,585	9,264	8,837
Selling, general and administrative	6,947	5,607	4,308
Stock compensation expense	12,068	6,991	(362)
Amortization of intangible assets	357	357	—
Patent defense and acquisition integration costs	165	196	1,213
Restructuring	—	—	986
Total cost and operating expenses	43,485	35,682	26,172

Net loss from operations	(7,627)	(5,355)	(1,496)
Gain on escrow settlement	—	—	4,618
Interest income and other, net	84	75	109
Loss before provision for income taxes	(7,543)	(5,280)	3,231

Provision for income taxes	317	—	—
Net loss	$(7,860)	$(5,280)	$3,231

Net loss per share - basic	$(0.11)	$(0.07)	$0.05
Net loss per share - diluted	$(0.11)	$(0.07)	$0.04

Weighted average shares - basic	72,328	70,638	66,828
Weighted average shares - diluted	72,328	70,638	73,696

SILICONIMAGE, INC.

RECONCILIATION OF GAAP TO PRO-FORMA FINANCIAL INFORMATION

	Three Months Ended
	(unaudited)
(In thousands)	March 31, 2004	Dec. 31, 2003	March 31, 2003

GAAP net loss	$(7,860)	$(5,280)	$3,231

Pro-forma adjustments:
Stock compensation expense (benefit) (1)	12,068	6,991	(362)
Amortization of goodwill and intangible assets (2)	357	357	—
Patent defense and acquisition integration costs (3)	165	196	1,213
Restructuring (4)	—	—	986
Gain on escrow settlement (5)	—	—	(4,618)
Pro-forma net income	$4,730	$2,264	$450

(1)          Non-cash expenses associated with stock option modifications (including repricings) and certain stock options issued to employees in our Initial Public Offering, to employees of acquired companies, and to non-employees in exchange for services.

(2)          Non-cash expenses for the amortization of goodwill and intangible assets recorded in connection with our acquisitions.

(3)          Costs incurred to defend our intellectual property and to integrate the operations of companies we have acquired. These expenses have been excluded because they are expected to be incurred over a limited period of time and are not directly attributable to our ongoing operations.

(4)          Severance and other costs resulting from our involuntary workforce reductions and consolidation of facilities. These expenses have been excluded since they are not directly attributable to our ongoing operations.

(5)          A non-cash gain from recovery of shares held in escrowas indemnification for certain damages incurred as a result of a prior acquisition.

SILICON IMAGE, INC.

PRO-FORMA (NON-GAAP BASIS) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	(unaudited)
(In thousands, except per share amounts)	March 31, 2004	Dec. 31, 2003	March 31, 2003

Revenue:
Product	$32,050	$27,421	$19,722
Development, licensing and royalties	3,808	2,906	4,954
Total revenue	35,858	30,327	24,676

Pro-forma cost and operating expenses:
Cost of product revenue	13,363	13,267	11,190
Research and development	10,585	9,264	8,837
Selling, general and administrative	6,947	5,607	4,308
Total pro-forma cost and operating expenses	30,895	28,138	24,335

Pro-forma net income from operations	4,963	2,189	341
Interest income and other, net	84	75	109
Pro-forma net income before income taxes	5,047	2,264	450

Provision for income taxes	317	—	—
Pro-forma net income	$4,730	$2,264	$450

Pro-forma net income per share	$0.06	$0.03	$0.01
Weighted average shares *	83,415	78,564	73,696

The above pro-forma financial information is presented for informational purposes only. Our presentation of pro-forma financial information excludes non-cash expenses resulting from acquisitions or the issuance of stock options, as well as unusual or infrequent income and expenses that are not directly attributable to our ongoing operations and are expected to be nonrecurring or to be incurred over a limited period of time. Because of these exclusions, our presentation is not in accordance with Generally Accepted Accounting Principles (GAAP). Additionally, our presentation of pro-forma financial information may not be consistent with that of other companies.

We do not evaluate items such as amortization of goodwill and intangible assets, stock-based compensation, impairment charges and other non-cash or infrequent or unusual items when assessing the performance of our ongoing operations or when allocating resources. We believe that the exclusion of intangible and stock-based compensation non-cash charges may help the investor better understand our liquidity position and the use of tangible resources in our operations and the exclusion of unusual or infrequent items provides an alternative measure which may help the investor evaluate our underlying operating performance. Pro-forma information is not, and should not be considered, a substitute for financial information prepared in accordance with GAAP.

* For periods in which there is pro-forma net income, weighted average shares includes weighted average shares outstanding during the period, as well as the dilutive effect of outstanding stock options as if they had been converted to shares during the period.

SILICON IMAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands)	March 31, 2004	Dec. 31, 2003

Assets
Current assets:
Cash and short-term investments	$49,658	$37,254
Accounts receivable, net	19,093	12,754
Inventories, net	9,618	10,312
Prepaid expenses and other current assets	2,309	2,703
Total current assets	80,678	63,023
Property and equipment, net	7,439	7,411
Goodwill and intangible assets, net	15,692	16,049
Other assets	1,181	1,259
Total assets	$104,990	$87,742

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, debt and other current liabilities	$24,174	$18,075
Deferred margin on sales to distributors	9,162	7,274
Total current liabilities	33,336	25,349
Stockholders’ equity	71,654	62,393
Total liabilities and stockholders’ equity	$104,990	$87,742

CONTACTS:	Robert G. Gargus	Liz Casolari
	Chief Financial Officer	Investor Relations
	Silicon Image, Inc.	Silicon Image, Inc.
	Phone: 408/616-4114	Phone: 408/616-1543
	fax: 408/830-9531	Fax: 408/830-9531